Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

APOLLO MEDICAL HOLDINGS, INC.

Apollo Medical Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:          The name of the Corporation is Apollo Medical Holdings, Inc. This Certificate of Amendment amends the Corporation’s Restated Certificate of Incorporation filed on January 16, 2015, and was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

SECOND:    That Article IV of the Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

“The Corporation shall have authority to issue an aggregate of 105,000,000 shares, of which 100,000,000 shares shall be Common Stock having a (1/10) of one cent ($.001) par value each and 5,000,000 shares shall be Preferred Stock having a (1/10) of one cent ($.001) par value each. Effective as of the date of the filing of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation (the “Effective Time”), a one-for-ten reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each ten shares of Common Stock, par value $.001 per share, issued and outstanding or held as treasury shares at the Effective Time, shall be reclassified and combined into one share of Common Stock, par value $.001 per share, automatically and without any action by the holder thereof. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination and the Corporation shall pay cash in lieu of any fractional shares resulting from such reclassification and combination.”

THIRD:       This Certificate of Amendment to the Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 24th day of April, 2015.

APOLLO MEDICAL HOLDINGS, INC.,
a Delaware corporation

By: /s/ Warren Hosseinion
Warren Hosseinion, M.D., Chief Executive Officer